Exhibit 99.1

FOR IMMEDIATE RELEASE:     January 26, 2009

Key Technology Announces Agreement with Major Vegetable Processor

Walla Walla, WA – Key Technology, Inc. (Nasdaq: KTEC) today announced it has entered into an agreement under which it expects to sell over $20 million of equipment to a leading North American vegetable processor over the next two-and-one-half years.  The equipment will be configured and installed pursuant to individual purchase orders received from the customer beginning in the second half of fiscal 2009 and continuing through fiscal 2011.  Approximately three-quarters of the orders are expected to be for new optical inspection equipment and upgrades, with the balance for associated material handling and processing equipment.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	current worldwide economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers which may reduce the Company’s profitability;
•	competition and advances in technology may adversely affect sales and prices;
•	failure of the Company’s new products to compete successfully in either existing or new markets;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations; and

•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

CONTACT:	Key Technology, Inc., Walla Walla, Washington
David M. Camp, President and Chief Executive Officer – 509-529-2161